UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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UNIVERSAL TECHNICAL INSTITUTE, INC.
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UNIVERSAL TECHNICAL INSTITUTE, INC.

SUPPLEMENT TO PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON FEBRUARY 19, 2014

On January 6, 2014, Universal Technical Institute, Inc. (the “Company,” “UTI,” “we,” “us” or “our”), filed its proxy statement (the “Proxy Statement”) relating to its 2014 Annual Meeting of Stockholders (the “Annual Meeting”) to be held at 8:00 a.m. local time on February 19, 2014 at its offices located at 16220 North Scottsdale Road, Suite 100, Scottsdale, Arizona 85254, and any adjournment or postponement thereof. Proxy materials for the Annual Meeting, including the Proxy Statement and the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2013, were made available to stockholders entitled to vote at the Annual Meeting on or about January 9, 2014. Subsequent to that date, our Board of Directors (the “Board”) appointed a new Class II director. You are not being asked to vote for or ratify the appointment of this new director at the Annual Meeting, but his initial term is scheduled to expire at our 2015 annual meeting, and UTI is making this supplement (the “Supplement”) to the Proxy Statement available in order to provide you with certain information regarding its new director. The Supplement is dated and being released on January 13, 2014.

On January 13, 2014, the Board, upon the recommendation of our Nominating and Corporate Governance Committee, elected Lieutenant General William J. Lennox, Jr. (USA Ret.), age 64, to the Board effective immediately. The Board also increased the number of directors on the Board from nine (9) to ten (10) pursuant to the Company's current Amended and Restated Bylaws (as amended December 13, 2011) in connection with the election of Mr. Lennox. Mr. Lennox will serve until the 2015 annual meeting of stockholders and until his successor is duly elected and qualified. Accordingly, he will be a member of Class II of the Board, and Class II will have (4) four directors.

Mr. Lennox has served as Chief Executive Officer of Lennox Strategies, LLC, a consulting company and personal business venture, since 2012. From 2006 to 2012, Mr. Lennox served as Senior Vice President, Washington, D.C., for Goodrich Corporation, a Fortune 500 aerospace firm. Prior to his position at Goodrich Corporation, Mr. Lennox served approximately 35 years in the United States Army, culminating as Superintendent of the United States Military Academy at West Point. Mr. Lennox currently serves on the Board of Princeton Power Systems, a privately held manufacturer of advanced power conversion products and alternative energy systems. Additionally, he is a member of the Board of Trustees for Saint Leo University. Mr. Lennox received a bachelor’s degree in international affairs from the United States Military Academy at West Point, as well as a master’s degree and Ph.D. in literature from Princeton University. Mr. Lennox’s exceptional military career and his expertise in developing and managing strategic relationships between the private sector and government entities provide a unique set of experiences and capabilities that will benefit UTI.

As of the date of this Supplement, Mr. Lennox has not been appointed to serve on any of the committees of the Board, and UTI expects him to qualify as an “independent” director in accordance with the applicable independence standards described in the Proxy Statement. There have been no transactions directly or indirectly involving Mr. Lennox that would be required to be disclosed pursuant to Item 404(a) of Regulation S-K under the Securities Exchange Act of 1934. Mr. Lennox does not beneficially own any shares of UTI common stock as of the date of this Supplement.

Mr. Lennox will be compensated for his service on the Board in accordance with the Company’s standard compensatory, indemnification and other arrangements for non-employee directors. Those arrangements are described in detail in the Proxy Statement under the heading “Compensation of Non-Management Directors” and will include a one-time award of restricted stock with a value of $75,000 and subject to a three-year vesting period, which award will be made at the Board’s next regularly scheduled meeting.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on February 19, 2014. The Proxy Statement, this supplement and UTI’s Annual Report on Form 10-K for fiscal year 2013 are available electronically at http://www.envisionreports.com/uti .